Exhibit 99.1

May 13, 2003

WASHINGTON GROUP INTERNATIONAL REPORTS

FIRST QUARTER 2003 RESULTS

New Work Awards Exceeded Revenue For Second Consecutive Quarter

Financial Highlights

•                  Revenue for the quarter was $657.5 million.

•                  Operating income was $36.2.

•                  Net income was $12.8 million resulting in earnings per share of $0.51.

•                  EBITDA was $41.8 million.

•                  New Work awards of $765.2 million exceeded revenue and equity in net earnings by $98.9 million.

•                  Backlog at the end of the quarter was $2.79 billion.

•                  No debt outstanding during the quarter.

Boise, Idaho, May 13, 2003 — Washington Group International, Inc. (NASDAQ:  WGII) today announced financial results for its first quarter ended April 4, 2003.

For the first quarter of 2003, the company reported revenue of $657.5 million, down approximately $300 million from the first quarter of 2002.  The reduction in revenue in the quarter reflected a number of anticipated factors, including the completion or winding down of several projects acquired in the Raytheon transaction which resulted in nominal earnings during the first quarter of 2002, and the revenue associated with the Electro-Mechanical Division (EMD) which was sold last year.  Operating income in the first quarter of 2003 was $36.2 million, up $3.4 million, compared with $32.8 million reported in the first quarter of 2002.  The quality of earnings in the first quarter of 2003 significantly improved because pre-tax earnings contained only $0.7 million of normal profit - an accounting convention that requires all contracts acquired to be recorded at fair value - compared to $12.0 million of normal profit in the first quarter of 2002.  Net income for the first quarter of 2003 was $12.8 million, or $0.51 per basic and fully diluted share, compared with proforma net income excluding bankruptcy related items of $12.9 million, or $0.51 per basic and fully diluted share, in the quarter a year ago. New work awards in the first quarter of 2003 were $765.2 million, as compared with new work awards of $967.1 million in the first quarter of 2002.  Backlog at the end of the first quarter 2003 was $2.79 billion, as compared with backlog of $2.76 billion at year end 2002, and $3.4 billion in the first quarter of 2002.

“We are especially pleased with our performance for the quarter because new work awards exceeded revenue by approximately $99 million, which means the business is growing again, a trend we expect to continue in 2003,” stated Stephen G. Hanks, president and chief executive officer.  “We’ve seen momentum in recent new work awards, and we continue to pursue new opportunities vigorously.  While bidding activity was noticeably up for the quarter, we have seen postponement of some new work awards into future periods.  Also, the quality of our earnings improved, as normal profit accounted for only $0.7 million of first quarter 2003 pre-tax earnings, compared to $12.0 million of normal profit in the first quarter of 2002.

“Revenue and new work were consistent with our expectations.  A significant contributor to net income was the resolution of a claim in the Defense business unit, which underscores the conservative nature of our claim revenue recognition policies and practices.  Improved margins reflect operational efficiencies and improved selectivity in work we undertake.

“Under these circumstances, we remain confident but guarded about the balance of 2003,” stated Hanks.

Impact of Businesses Recently Sold

As previously announced on April 21, 2003, Washington Group completed the anticipated sale of the Petrochemical Center in Cambridge, Massachusetts to Stone & Webster, Inc., a subsidiary of The Shaw Group, Inc.  Under the terms of agreement, Washington Group received $17.7 million in cash for the business, which developed licenses and commercialized petrochemical and petroleum refining-related technologies.  Stone & Webster assumed certain liabilities associated with the assets sold.  The financial impact of the sale will be recorded in the second quarter of 2003.  The results of this business were not significant to the company’s consolidated results of operations.

On October 28, 2002, the company completed the sale of EMD to Curtiss-Wright.  Until the date of sale in 2002, the company included EMD in its financial results.  In the first quarter of 2002, EMD generated revenues of  $43.3 million, operating income of $7.4 million and net income of $2.7 million.  New work was $74.3 million and backlog was $287.0 million at the end of the first quarter of 2002.

Business Unit Performance

•                  Energy & Environment:  For the first quarter of 2003, Energy & Environment (the business unit that included EMD prior to its sale in the fourth quarter of 2002) generated revenues of $88.1 million compared with $137.0 million (including $43.3 million for EMD) in the first quarter of 2002, and first quarter 2003 operating income of $8.0 million, compared with operating income of $15.7 million (including $7.4 million for EMD) in the quarter a year ago.  Performance at all DOE sites continued at a very high level.  New work awards for the unit totaled $89.4 million compared with $174.4 million for the same period in 2002; backlog at the end of the quarter was $388.3 million, down $322.8 million from $711.1 million for the first quarter of 2002 which included $287.0 million for EMD.

•                  Defense:  For the first quarter of 2003, Defense generated revenues of $131.2 million compared to $159.8 million in the first quarter of 2002, and produced operating income in the first quarter of 2003 of $13.7 million, compared with operating income of $5.5 million in the first quarter of 2002.  During the first quarter of 2003, $8.0 million of operating income was recognized as a result of a negotiated settlement on a construction project.  New work awards primarily from chemical demilitarization projects in the first quarter of 2003 totaled $107.1 million compared with $164.6 million in the first quarter last year. New work in the first quarter of 2002 included $53.5 million for construction projects which were completed during the year.  Backlog at the end of the quarter improved to $623.4 million, up $123.7 million from $499.7 million at the end of the first quarter of 2002.

•                  Mining:  For the first quarter of 2003, Mining generated revenues of $14.5 million compared to $13.9 million in the first quarter of 2002, and produced operating income of $8.4 million for 2003, compared with operating income of $6.7 million in the first quarter of 2002.  MIBRAG mbH, a coal operation in Germany of which we own 50%, accounted for a substantial portion of the operating income for 2003.  Coal shipments were higher for the quarter and the stronger Euro also contributed to improved earnings.  New work awards totaled $27.2 million, down $10.3 million from $37.5 million in the first quarter of last year. Backlog at the end of the quarter was $283.9 million, up $5.3 million from the first quarter last year.

•                  Power:  For the first quarter of 2003, Power generated revenues of $176.2 million down $73.1 million from $249.3 million in the first quarter of last year, and produced operating income in 2003 of $7.4 million, compared with operating income of $6.5 million in the quarter a year ago.  Revenue on four projects acquired from Raytheon declined approximately $50 million from the prior year as these projects were completed or neared completion.  Operating income for the quarter benefited from strong performance on a steam generator replacement project. New work awards totaled $359.8 million, which included $177.5 million for a new generation power project in the Midwest, up by $176.3 million from the first quarter of 2002.  Backlog of $486.0 million at the end of the quarter was up $124.3 million over the $361.7 million reported in the first quarter of 2002.

•                  Infrastructure:  For the first quarter of 2003, Infrastructure generated revenues of $121.7 million compared with $218.8 million for the same period in 2002. For the first quarter of

                        2003 operating income was $6.9 million compared with operating income of $11.7 million in the first quarter of 2002.  Revenue in the first quarter of 2003 was generated primarily from existing backlog, and declined due to the substantial completion of certain projects during the first quarter of 2003.  In the first quarter of 2003, operating income was favorably impacted by the collection of an insurance claim of $2.8 million.  In the first quarter of 2002, operating income was positively impacted by $10.0 million of normal profit versus $0.7 million in 2003.  New work awards totaled $25.9 million, down from $229.6 million in the first quarter of 2002, and backlog at the end of the quarter was $670.3 million, down $399.5 million from the first quarter of 2002.  Awards anticipated for the first quarter are now expected to be booked during the second quarter.

•                  Industrial Process:  For the first quarter of 2003, Industrial/Process generated revenues of $119.7 million, down from $172.7 million in the first quarter of 2002, and in 2003 produced operating income of $3.3 million, compared with operating income of $2.4 million in the quarter a year ago.  Operating income included $2.6 million from settlements of outstanding project claims.  New work awards totaled $141.1 million compared with $169.2 million in the same period in 2002.  Backlog at the end of the quarter was $309.9 million, down $141.2 million from the first quarter of 2002.  This business unit continues to be affected by the lack of capital spending by many customers and continued uncertain economic conditions.

Financial Position and Cash Flow:  During the quarter, cash declined by $45 million to $127 million as a result of payments for annual incentive compensation for 2002, and payments made to subcontractors on projects.  Since the end of the quarter, cash has returned to year-end levels and includes the proceeds from the sale of the Petrochemical Center.  There were no borrowings under the credit facility during the quarter and outstanding debt at quarter end was $0.

As previously reported, Washington Group International successfully emerged from bankruptcy protection as a reorganized company on January 25, 2002 and began reporting as a new entity effective February 1, 2002.  Generally accepted accounting principles (GAAP) require Washington Group International to report its results for the reorganized entity separately from those of the company, as it existed prior to the reorganization.  While Washington Group International’s first quarter 2003 financial results presented in this news release relate to the post-emergence period, the first quarter 2002 results presented herein are pro forma in nature.  The first quarter 2002 results combine the results of operations of the newly reorganized company for the two months ended March 29, 2002, with the pre-organization results for the one month ended February 1, 2002.  In addition, the pro forma first quarter results are adjusted to exclude an extraordinary gain, the effects of reorganization items and a charge to earnings for professional fees and expenses relating to the bankruptcy.  A reconciliation from the results reported under GAAP to the pro forma summary results included in this news release is provided in the accompanying financial highlights.

Investor Conference Call

                Washington Group International will host an investor conference call to discuss first quarter 2003 results on May 14, 2003, at 10:00 a.m. (ET).  The company will provide a webcast of its call live over the Internet on its corporate web site at www.wgint.com.  Participants should allow approximately five minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.  An online archive of the webcast will be made available a few hours following the end of the live call.

                Washington Group International, Inc. provides the talent, innovation, and proven performance to deliver integrated engineering, construction, and management solutions for businesses and governments worldwide.  With approximately 30,000 employees at work in over 40 states and more than 30 countries, the company offers a full life-cycle of services as a preferred provider of premier science, engineering, construction, operations, maintenance, program management and development services in 14 major markets.

Markets Served

                Energy, environmental, government, heavy-civil, industrial, mining, nuclear-services, operations and maintenance, petroleum and chemicals process, pulp, and paper, telecommunications, transportation and water-resources.

###

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are identified by the use of forward-looking terminology such as may, will, could, should, expect, anticipate, intend, plan, estimate, or continue or the negative thereof or other variations thereof.  Such forward-looking statements are necessarily based on assumptions and estimates of management and are inherently subject to various risks and uncertainties.  Actual results my vary materially as a result of changes or developments in social, economic, business market, legal and regulatory circumstances or conditions, both domestically and globally, as well as due to actions by our customers, clients, suppliers, business partners, or government bodies.  We are subject to numerous factors, including demand for new power generation and for modification of existing power facilities, public sector funding, demand for extractive resources, capital spending plans of our customer base, and spending levels and priorities of the U.S., state and other governments.  Results may also vary as a result of difficulties or delays experienced in the execution of contracts or implementation of strategic initiatives.  For additional risks and uncertainties impacting the forward-looking statements contained in this news release, please see “Note Regarding Forward-looking Information” and “Item 1. Business — Risk Factors” in Washington Group’s annual report on Form 10-K for fiscal year 2002.

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(UNAUDITED)

	Three months ended
	April 4, 2003	March 29, 2002
		(Pro forma)

Total revenue (a)	$657,465	$956,942
Gross profit (a)	$37,500	$39,012
Equity in net earnings of unconsolidated affiliates (a)	8,762	6,682
General and administrative expenses	(10,111)	(12,238)
Restructuring charges	-	(625)
Operating income	36,151	32,831
Investment income	366	400
Interest expense	(6,945)	(5,731)
Other income (expense), net	(73)	2,081
Income before income taxes, minority interests and bankruptcy related items	29,499	29,581
Income tax expense	(12,832)	(12,658)
Minority interests in income of consolidated subsidiaries	(3,887)	(4,073)
Income before bankruptcy related items	$12,780	$12,850
Net income per share before bankruptcy related items Basic and diluted	$.51	$.51

 (a)       Revenue and gross profit, as previously reported in our quarterly earnings releases, have been reclassified to present equity in net earnings of unconsolidated affiliates as a separate component of operating income. Previously, equity in net earnings of unconsolidated affiliates had been reported as a component of total revenue.

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

(UNAUDITED)

	Successor Company
	April 4, 2003	January 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$126,635	$171,192
Accounts receivable, including retentions of $22,201 and $23,546	259,854	261,925
Unbilled receivables	128,192	131,043
Investments in and advances to construction joint ventures	7,773	23,271
Deferred income taxes	70,022	74,223
Assets held for sale	22,002	23,543
Other	46,792	45,897
Total current assets	661,270	731,094
Investments and other assets
Equity in unconsolidated affiliates	115,890	99,356
Goodwill	383,136	387,254
Deferred income taxes	49,689	51,219
Other assets	24,383	27,210
Total investments and other assets	573,098	565,039
Property and equipment
Construction equipment	115,084	124,099
Land and improvements	5,950	5,950
Buildings and improvements	12,422	12,377
Equipment and fixtures	25,852	25,233
Total property and equipment	159,308	167,659
Less accumulated depreciation	(55,763)	(48,428)
Property and equipment, net	103,545	119,231
Total assets	$1,337,913	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except per share data)

(UNAUDITED)

	Successor Company
	April 4, 2003	January 3, 2003
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and subcontracts payable, including retentions of $20,408 and $19,623	$122,375	$165,618
Billings in excess of cost and estimated earnings on uncompleted contracts	186,701	202,600
Accrued salaries, wages and benefits, including compensated absences of $49,456 and $43,580	109,039	136,214
Other accrued liabilities	75,044	82,513
Liabilities held for sale	11,294	8,167
Total current liabilities	504,453	595,112
Non-current liabilities
Self-insurance reserves	64,512	69,934
Pension and post-retirement benefit obligations	99,016	97,453
Total non-current liabilities	163,528	167,387
Contingencies and commitments
Minority interests	58,234	56,115
Stockholders’ equity
Preferred stock, par value $.01, 10,000 shares authorized	-	-
Common stock, par value $.01, authorized 100,000 shares; issued 25,000	250	250
Capital in excess of par value	521,103	521,103
Stock purchase warrants	28,647	28,647
Retained earnings	50,481	37,701
Accumulated other comprehensive income	11,217	9,049
Total stockholders’ equity	611,698	596,750
Total liabilities and stockholders’ equity	$1,337,913	$1,415,364

WASHINGTON GROUP INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(UNAUDITED)

	Successor Company		Predecessor Company
	Three months ended	Two months ended	One month ended
	April 4, 2003	March 29, 2002	February 1, 2002
Net income	$12,780	$9,517	$522,150
Reorganization items	-	-	36,979
Adjustments to reconcile net income to cash provided (used) by operating activities:
Reorganization items
Cash paid for reorganization items	(2,461)	-	(20,548)
Fresh-start adjustments	-	-	35,078
Extraordinary item-gain on debt discharge	-	-	(567,193)
Depreciation of property and equipment	9,984	10,497	5,612
Amortization of prepaid loan fees	3,025	2,641	624
Normal profit	(752)	(8,558)	(3,518)
Deferred income taxes	8,681	5,525	(10,109)
Minority interests in income of consolidated subsidiaries, before income taxes	6,378	4,763	2,094
Equity in net earnings of unconsolidated affiliates less dividends received	(8,188)	3,456	(3,109)
Loss (gain) on sale of assets, net	(416)	195	227
Decrease (increase) in net operating assets and other	(76,771)	(32,417)	8,301
Net cash provided (used) by operating activities	(47,740)	(4,381)	6,588
Investing activities
Property and equipment acquisitions	(2,074)	(3,569)	(3,903)
Property and equipment disposals	8,043	1,201	2,339
Net cash provided (used) by investing activities	5,969	(2,368)	(1,564)
Financing activities
Payment on senior secured credit facilities	-	-	(20,000)
Financing and bonding fees	-	-	(34,749)
Net borrowings (repayments) from credit agreement	-	(15,000)	40,000
Distributions to minority interests, net	(2,786)	(675)	(227)
Net cash used by financing activities	(2,786)	(15,675)	(14,976)
Decrease in cash and cash equivalents	(44,557)	(22,424)	(9,952)
Cash and cash equivalents at beginning of period	171,192	128,201	138,153
Cash and cash equivalents at end of period	$126,635	$105,777	$128,201

WASHINGTON GROUP INTERNATIONAL, INC.

SEGMENT INFORMATION

(UNAUDITED)

TOTAL REVENUE	Three months ended
(In millions)	April 4, 2003	March 29, 2002
		(Pro forma)
Power	$176.2	$249.3
Infrastructure	121.7	218.8
Mining	14.5	13.9
Industrial/Process	119.7	172.7
Defense	131.2	159.8
Energy & Environment	88.1	137.0
Intersegment, eliminations and other	6.1	5.4
Total consolidated revenues	$657.5	$956.9

OPERATING INCOME	Three months ended
(In millions)	April 4, 2003	March 29, 2002
		(Pro forma)
Power	$7.4	$6.5
Infrastructure	6.9	11.7
Mining	8.4	6.7
Industrial/Process	3.3	2.4
Defense	13.7	5.5
Energy & Environment	8.0	15.7
Intersegment and other unallocated operating costs	(1.4)	(3.4)
General and administrative expense, corporate	(10.1)	(12.3)
Total operating income	$36.2	$32.8

NEW WORK	Three months ended
(In millions)	April 4, 2003	March 29, 2002
		(Pro forma)
Power	$359.8	$183.5
Infrastructure	25.9	229.6
Mining	27.2	37.5
Industrial/Process	141.1	169.2
Defense	107.1	164.6
Energy & Environment	89.4	174.4
Other	14.7	8.3
Total new work	$765.2	$967.1

BACKLOG
(In millions)	April 4, 2003	January 3, 2003	March 29, 2002
Power	$486.0	$302.4	$361.7
Infrastructure	670.3	766.1	1,069.8
Mining	283.9	279.8	278.6
Industrial/Process	309.9	357.7	451.1
Defense	623.4	647.5	499.7
Energy & Environment	388.3	386.8	711.1
Other	23.4	14.8	10.2
Total backlog	$2,785.2	$2,755.1	$3,382.2

EBITDA

        Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is presented because it is a measure commonly used in financial analysis in credit and equity markets to evaluate operating liquidity. In addition, management includes it in various performance measures that are routinely produced and analyzed as a measure of the company’s liquidity. EBITDA is not a measure of operating performance computed in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as a substitute for earnings from operations, net income or loss, cash flows from operating activities or other statements of operations or cash flow data prepared in conformity with GAAP, or as a GAAP measure of profitability or liquidity. In addition, EBITDA may not be comparable to similarly titled measures of other companies.

        Our calculation of adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, normal profit and exclusion of bankruptcy related items. Components of adjusted EBITDA are presented below in millions:

Adjusted EBITDA	Three months ended
(Unaudited)	April 4, 2003	March 29, 2002
		(Pro forma)
Net income	$12.8	$531.7
Reorganization items (a)	-	48.4
Net gain in bankruptcy	-	(567.2)
Net income, after adjustments for bankruptcy items	12.8	12.9
Taxes	12.8	12.7
Interest expense	6.9	5.7
Depreciation and amortization (b)	10.0	16.1
Normal profit	(.7)	(12.0)
Total	$41.8	$35.4

(a)          Net of tax of $23.7 million for the three months ended March 29, 2002.

(b)         Depreciation includes $4.1 million and $7.8 million of depreciation on equipment used on a dam and hydropower project in the Philippines for the three months ended 2003 and 2002, respectively.

RECONCILIATION OF GAAP TO PRO FORMA SUMMARY FINANCIAL DATA

Washington Group’s financial results for the first quarter of 2002 presented in this news release are pro forma in nature. They combine the results of operations of the newly reorganized company for the two months ended March 29, 2002 with the pre-reorganization results for the month ended February 1, 2002. Earnings per share is calculated assuming that 25 million shares were outstanding for the entire combined reporting period.

In addition, the pro forma first quarter 2002 results are adjusted to exclude the following items:

•                  The extraordinary gain of $567.2 million arising from the discharge of liabilities in connection with the company’s emergence from bankruptcy protection; and

•                  The effects of reorganization items, including “fresh-start” accounting to reflect the financial position at fair value as a newly reorganized company on February 1, 2002 which resulted in a charge to earnings of $36.0 million, and professional fees and expenses related to the bankruptcy proceeding of $36.1 million, which together totaled $72.1 million ($48.4 million after tax).

A reconciliation from the results reported under GAAP to the pro forma summary results is included below.

WASHINGTON GROUP INTERNATIONAL, INC.

RECONCILIATION OF GAAP TO PRO FORMA SUMMARY FINANCIAL DATA

(In millions)

(UNAUDITED)

	Two months ended	One month ended		Three months ended
	March 29, 2002	February 1, 2002	Adjustments	March 29, 2002
				(Pro forma)
Total revenue	$607.0	$349.9	$	$956.9
Gross profit	27.9	11.1	—	39.0
Equity in net earnings of unconsolidated affiliates	3.6	3.1	—	6.7
General and administrative expenses	(8.1)	(4.2)	—	(12.3)
Restructuring charges	—	(.6)	—	(.6)
Operating income	23.4	9.4	—	32.8
Investment income	—	.4	—	.4
Interest expense	(4.5)	(1.2)	—	(5.7)
Other income (expense), net	2.7	(.5)	—	2.2
Income before reorganization items, income taxes, minority interests and extraordinary item	21.6	8.1	—	29.7
Reorganization items	—	(72.1)	72.1	—
Income tax (expense) benefit	(9.1)	20.1	(23.7)	(12.7)
Minority interests in income of consolidated subsidiaries	(3.0)	(1.1)	—	(4.1)
Income (loss) before extraordinary item	9.5	(45.0)	48.4	12.9
Extraordinary item - gain on debt discharge, net of income tax benefit of $343.5	—	567.2	(567.2)	—
Net income	$9.5	$522.2	$(518.8)	$12.9

WASHINGTON GROUP INTERNATIONAL, INC.

RECONCILIATION OF GAAP SEGMENT INFORMATION TO PRO FORMA

(UNAUDITED)

TOTAL REVENUE	Two months ended	One month ended	Three months ended
(In millions)	March 29, 2002	February 1, 2002	March 29, 2002
			(Pro forma)
Power	$163.8	$85.5	$249.3
Infrastructure	138.9	79.9	218.8
Mining	8.6	5.3	13.9
Industrial/Process	108.4	64.3	172.7
Defense	97.7	62.1	159.8
Energy & Environment	86.6	50.4	137.0
Intersegment, eliminations and other	3.0	2.4	5.4
Total consolidated revenues	$607.0	$349.9	$956.9

OPERATING INCOME	Two months ended	One month ended	Three months ended
(In millions)	March 29, 2002	February 1, 2002	March 29, 2002
			(Proforma)
Power	$6.3	$.2	$6.5
Infrastructure	8.7	3.0	11.7
Mining	3.5	3.2	6.7
Industrial/Process	1.8	.6	2.4
Defense	3.6	1.9	5.5
Energy & Environment	10.1	5.6	15.7
Intersegment and other unallocated operating costs	(2.5)	(.9)	(3.4)
General and administrative expense, corporate	(8.1)	(4.2)	(12.3)
Total operating income	$23.4	$9.4	$32.8

RECONCILIATION OF ADJUSTED EBITDA TO NET CASH PROVIDED

BY OPERATING ACTIVITIES

Washington Group believes that net cash provided by operating activities is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted EBITDA. The following table reconciles adjusted EBITDA to net cash provided by operating activities for each of the periods for which adjusted EBITDA is presented in this news release.

	Three months ended
(In millions)	April 4, 2003	March 29, 2002
		(Pro forma)
Adjusted EBITDA	$41.8	$35.4
Tax expense (benefit)	(12.8)	11.0
Interest expense	(6.9)	(5.7)
Cash paid for reorganization items	(2.5)	(20.5)
Amortization of prepaid loan fees	3.0	3.2
Deferred income taxes	8.7	(4.6)
Minority interest in income of consolidated subsidiaries	6.4	6.8
Equity in net earnings of unconsolidated affiliates less dividends received	(8.2)	.3
Loss (gain) on sale of assets, net	(.4)	.4
Other operating cash flow items	(76.8)	(24.1)
Net cash provided (used) by operating activities	$(47.7)	$2.2
Net cash used by operating activities for the two months ended March 29, 2002		$(4.4)
Plus: Net cash provided by operating activities for the one month ended February 1, 2002		6.6
Net cash provided by operating activities for the three months ended March 29, 2002		$2.2